Exhibit 10.1

EXECUTION

SKY HARBOUR LLC

SERIES B PREFERRED UNIT PURCHASE AGREEMENT

THIS SERIES B PREFERRED UNIT PURCHASE AGREEMENT, dated as of August 1, 2021 (this “Agreement”), by and among Sky Harbour LLC, a Delaware limited liability company (the “Company”), and the investors listed on Exhibit A attached to this Agreement (including any Additional Purchaser (as defined below), each, a “Purchaser” and together, the “Purchasers”), and solely for the purpose of Section 2.1(a)(i) and Section 2.3(c)(iii), Yellowstone Acquisition Company, a Delaware corporation (“PubCo”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“$” means United States dollars.

“Action” means any civil, criminal or administrative action, suit, demand, claim, charge, complaint, litigation, audit, formal proceeding, arbitration or hearing.

“Additional BO Series B Preferred Units” has the meaning set forth in Section 2.1(a) hereof.

“Additional Purchasers” has the meaning set forth in Section 2.3(b) hereof.

“Additional Units” has the meaning set forth in Section 2.3(b) hereof.

“affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Equity Financing Warrant” means a warrant, in the form of Exhibit B, exercisable for a number of Common Units of the Company (“Common Units”) as set forth therein, and which may be issued to BOC YAC Funding LLC pursuant to Section 5.2.

“Ancillary Agreements” has the meaning set forth in Section 3.2 hereof.

“Applicable Law” has the meaning set forth in Section 3.3 hereof.

“Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Balance Sheet Date” has the meaning set forth in Section 3.13 hereof.

“BOC YAC Funding LLC” has the meaning set forth in Section 2.2 hereof.

“Business Combination Agreement” means that certain Equity Purchase Agreement, by and between the Company and Yellowstone Acquisition Company, a Delaware corporation.

“Business Day” means any day that is not a Saturday, a Sunday, a legal holiday recognized by the federal government of the United States, or any other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Closing” has the meaning set forth in Section 2.3(b) hereof.

“Confidential Information Agreements” has the meaning set forth in Section 3.18 hereof.

“Consent” means any consent, approval, clearance, authorization or other similar actions.

“Debt Financing” means a debt financing by the Company for an aggregate amount of at least $80,000,000 in gross proceeds from tax-advantaged private activity bonds.

“Environmental Laws” means any law, regulation, or other applicable requirement of a Governmental Entity relating to (a) releases or threatened release of Hazardous Substances; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” has the meaning set forth in Section 3.15(d) hereof.

“Escrow Agent” means the Bank of New York Mellon Corporation, 240 Greenwich Street, New York, NY 10286.

“Escrow Agreement” has the meaning set forth in Section 2.2 hereof.

“Escrow Amount” has the meaning set forth in Section 2.2 hereof.

“FAA” means the Federal Aviation Administration of the U.S. Department of Transportation.

“Financial Statements” has the meaning set forth in Section 3.13 hereof.

“GAAP” has the meaning set forth in Section 3.13 hereof.

“Governmental Entity” has the meaning set forth in Section 3.3 hereof.

“Hazardous Substance” has the meaning set forth in Section 3.20 hereof.

“Initial Closing” has the meaning set forth in Section 2.3(a) hereof.

“Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and licenses in, to and under any of the foregoing.

“Judgment” has the meaning set forth in Section 3.3 hereof.

“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Intellectual Property.

“Knowledge of the Company” means the actual knowledge, after reasonable investigation of Tal Keinan, Francisco Gonzalez, Alex Saltzman, Tim Johnson and Peter Rusnak.

“Lead Investor” means any Purchaser who acquires Series B Preferred Units pursuant to this Agreement for an aggregate purchase price of at least $20,000,000.

“Lead Investor Warrant” means a warrant, in the form attached hereto as Exhibit C, exercisable for a number of Common Units equal to 10% of the number of Series B Preferred Units acquired hereunder, and which is issued to a Purchaser pursuant to this Agreement.

“Material Adverse Effect” means a change, event or effect that is materially adverse to the business, assets, liabilities, financial condition, property, permits, licenses, prospects, or results of operations of the Company, but shall not include changes, events or effects relating to or resulting from: (i) changes or developments in general economic or political conditions or in securities, credit or financial markets on a general basis that are not specific to one or more industries, including changes in interest rates and changes in public equity stock market valuations, (ii) general changes or developments in or affecting the industries in which the Company operates, including changes in law or regulation affecting such industries, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, (iv) any acts of terrorism or war, acts of God, natural disasters, weather conditions or other calamities, (v) changes in GAAP or the interpretation thereof, or (vi) any failure to meet projections, forecasts or revenue or earning predictions for any period.

“Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, dated as of the date of the Initial Closing, in the form of Exhibit D attached to this Agreement.

“Permitted Liens” means liens caused by the Purchasers or liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post Combination Public Company” means the ultimate public company following the consummation of the transactions contemplated by the Business Combination Agreement.

“Public Class A common stock” means shares of Class A common stock of Post Combination Public Company, $.00001 per share.

“Purchaser” has the meaning set forth in the Preamble.

“RRA” means the registration rights agreement, dated as of the date of the Initial Closing, in the form of Exhibit E attached hereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means all forms of taxation imposed by any federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.

“Tax Return” means any report, return, document, declaration, estimate or declaration of estimated Tax, or other information, statement or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment or refund claim made with respect thereto.

“Taxing Authority” means any federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

“Transactions” has the meaning set forth in Section 3.2 hereof.

“TSA” means the Transportation Security Administration of the U.S. Department of Homeland Security.

“Units” has the meaning set forth in Section 2.1(c) hereof.

“Yellowstone SPAC Merger” has the meaning set forth in Section 5.2 hereof.

“Warrants” means the Lead Investor Warrants and the Alternative Equity Financing Warrant.

Section 1.2   Rules of Construction.

(a)    The descriptive headings of the several Articles and Sections of this Agreement and the Disclosure Schedule to this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Disclosure Schedule hereto unless otherwise indicated.

(b)    If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). The word “or” is not exclusive, and shall be interpreted as “and/or”. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa. The words “include,” “includes” or “including” mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear. The words “shall” and “will” have the same meaning. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(c)    Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)    The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Article III, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in Article III only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(e)    Each party hereto acknowledges that it has been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement are not applicable to the construction or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE

Section 2.1   Purchase and Sale.

(a)    Prior to the execution of this Agreement, the Company and Yellowstone Acquisition Company have entered into the Business Combination Agreement. Upon the terms and subject to the conditions of this Agreement, BOC YAC Funding LLC agrees to purchase at the applicable Closing, and the Company agrees to sell and issue to BOC YAC Funding LLC at the applicable Closing, 8,049 Series B Preferred Units of the Company (the “Series B Preferred Units”) at a purchase price of $6,832.80 per Series B Preferred Unit. Following the Initial Closing, the aggregate Series B Preferred Units held by BOC YAC Funding LLC:

(i) in the event the transactions contemplated by the Business Combination Agreement are consummated, will be convertible and exchangeable for 5,500,000 shares of Public Class A common stock (valued at $10.00 per share) in accordance with the Operating Agreement, as contemplated by the Boston Omaha SPAC Transaction (as defined in the Operating Agreement); or

(ii) solely in the event the transactions contemplated by the Business Combination Agreement are not consummated, will remain Series B Preferred Units of the Company.

Notwithstanding the foregoing, within five (5) Business Days of the termination (for any reason) of the Business Combination Agreement, the Company agrees to issue to BOC YAC Funding LLC, for no additional consideration, 894 Series B Preferred Units of the Company (the “Additional BO Series B Preferred Units”). For the avoidance of doubt, if the transactions set forth in the Business Combination Agreement are consummated, BOC YAC Funding LLC’s rights to any Additional BO Series B Preferred Units shall terminate.

(b)    Upon the terms and subject to the conditions of this Agreement, each Purchaser (other than BOC YAC Funding LLC) agrees to purchase at the applicable Closing, and the Company agrees to sell and issue to each such Purchaser at the applicable Closing, that number of Series B Preferred Units set forth opposite such Purchaser’s name on Exhibit A hereto and Lead Investor Warrants (if set forth opposite such Purchaser’s name on Exhibit A hereto), in each case, at a purchase price of $6,149.52 per Common Unit.

(c)    The Preferred Units issued to the Purchasers pursuant to this Agreement (including the Preferred Units issued at the Initial Closing, the Additional BO Preferred Units (if any), and any Additional Units (as defined below)) shall be referred to in this Agreement as the “Units”.

(d)    The Company agrees to issue the Lead Investor Warrants issuable to any eligible Purchaser qualifying as a Lead Investor at the time of the Closing at which time the eligible Purchaser qualifies as a Lead Investor.

(e)    Other than with respect to issuances (i) of Incentive Units (as defined in the Operating Agreement) in connection with the hiring of a new employee or engagement of a consultant or advisor, and (ii) upon conversion of existing equity interests in the Company outstanding as of the date of this Agreement, the Company shall not issue or enter into any agreement to issue securities to any Person, from the date of this Agreement to the closing of the transactions contemplated by the Business Combination Agreement, or its termination in accordance with the terms thereof.

Section 2.2   Signing Delivery. Concurrently with the execution of the Escrow Agreement (as defined hereinafter), BOC YAC Funding LLC shall deliver the purchase price of $55,000,000 (the “Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds to an escrow account designed by the Escrow Agent and established pursuant to the terms of an escrow agreement in substantially the form attached hereto as Exhibit F, by and among BOC YAC Funding LLC, the Company and the Escrow Agent (the “Escrow Agreement”). BOC YAC Funding LLC and the Company agree to (a) execute and deliver the Escrow Agreement promptly after the execution of this Agreement and (b) cause the Escrow Agent to release the Escrow Amount to the Company upon satisfaction or waiver of the conditions set forth in Article VI.

Section 2.3   Closings.

(a)    Initial Closing. The initial purchase and sale of the Units and, if applicable, Lead Investor Warrants, shall take place at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019 (and, as needed, remotely by electronic transmissions) at 10:00 a.m. New York time, no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of such conditions at the Initial Closing), or at such time or at such other place as may be agreed by the Company and BOC YAC Funding LLC (which time and place are designated as the “Initial Closing”).

(b)    Subsequent Closings. If the Business Combination Agreement has previously been terminated for any reason, the Company may sell, on the same terms and conditions as those contained in this Agreement (other than those terms and conditions set forth in Section 2.1(a) (which are applicable only to BOC YAC Funding LLC)), up to an aggregate number of Series B Preferred Units (including the Series B Preferred Units sold at the Initial Closing) equal to 15,448 (subject to appropriate adjustment in the event of any unit dividend, unit split, combination or similar recapitalization affecting such Units) under this Agreement (such Units sold after the Initial Closing (if any), the “Additional Units”), to such purchasers as the Company shall select (the “Additional Purchasers”); provided that each Additional Purchaser becomes a party to this Agreement, the Operating Agreement and the RRA by executing and delivering a counterpart signature page to each such agreement. In the event any Additional Purchaser purchases at least 3,252 Additional Units, then such Additional Purchaser shall have the right, upon written notice to the Company of election, to be issued Lead Investor Warrants. The subsequent purchases and sales of the Additional Units and, if applicable, Lead Investor Warrants, shall take place at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019 (and, as needed, remotely by electronic transmissions), at such time or at such other place as the Company and such Additional Purchasers acquiring such Additional Units mutually agree upon (which each such time and place, together with the Initial Closing, are designated as a “Closing”). Exhibit A to this Agreement shall be updated to reflect the number of Additional Units and, if applicable, Lead Investor Warrants purchased at each such Closing and the Additional Purchasers acquiring such Additional Units and, if applicable, such Lead Investor Warrants.

(c)    Closing Delivery.

(i)    At each Closing, the Company shall:

(1)    Update its books and records (including the Schedule of Members in the Operating Agreement) to reflect the Units and Lead Investor Warrants (if any) being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated in advance by the Company, by release of the Escrow Amount, or by any combination of such methods.

(2)   Deliver a certificate of a duly authorized officer of the Company certifying (A) in respect of the Units to be acquired in the Initial Closing, the Operating Agreement as in effect on the date thereof and in respect of Additional Units, the Operating Agreement as in effect at the applicable Closing, (B) resolutions of the Board of Managers of the Company approving this Agreement, the Ancillary Agreements and the Transactions, and (C) resolutions of the members of the Company approving this Agreement, the Ancillary Agreements and the Transactions.

(3)    Deliver executed counterpart signature pages or joinders to the Operating Agreement and to the RRA from the Company, each Purchaser (other than the Purchaser relying upon this provision), and the other members of the Company.

(4)    Deliver an executed Lead Investor Warrant to each of the Purchasers qualifying as a Lead Investor.

(ii)    At the applicable Closing, each Purchaser shall deliver an executed counterpart signature page or joinder to the Operating Agreement and the RRA.

(iii)   Upon the closing of the transactions contemplated by the Business Combination Agreement, upon the conversion into common units of the Company and exchange (or deemed exchange) of such units for Public Company Class A Common Stock, PubCo shall issue and deliver good, valid and legal title to, and beneficial ownership of shares of Public Class A common stock to Purchaser, free and clear of all liens or other encumbrances, in accordance with Section 2.1(a) of this Agreement, the amended and restated certificate of incorporation of PubCo that is adopted in accordance with the Business Combination and the applicable provisions of the Business Combination Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to and modified by the exceptions noted in the schedules delivered by the Company to the Purchasers concurrently herewith (and identified as the “Disclosure Schedule”), the Company hereby represents and warrants to each Purchaser that the following representations are true and complete as of the date hereof, except as otherwise indicated. For purposes of these representations and warranties (other than those in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, and 3.21), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

Section 3.1   Organization and Standing. The Company is validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to own or otherwise hold the assets held by it and to carry on its business as now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

Section 3.2    Authority; Execution and Delivery; Enforceability. The Company has full power and authority to execute this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The Company has taken all actions required to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the Transactions and the issuance of the Units hereunder. All corporate action required to be taken by the Company’s Board of Managers and unitholders in order to authorize the Company to enter into this Agreement and the Ancillary Agreements, and to issue the Units at the Closing, has been taken. All action on the part of the officers and managers of the Company necessary for the execution and delivery of this Agreement and the Ancillary Agreements, the performance of all obligations of the Company under this Agreement and the Ancillary Agreements to be performed as of the Closing, and the issuance and delivery of the Units has been taken or will be taken prior to the applicable Closing. The Company has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming due and valid countersigning by any other applicable party thereto, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its respective terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 3.3   No Conflicts or Violations; No Consents or Approvals Required. Except as set forth on Schedule 3.3, the execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions will not, with or without the passage of time and giving of notice, conflict with, or result in any breach of or constitute a default under, or result in the creation of any lien (other than Permitted Liens) upon any of the Units or Warrants under, any provision of (a) its organizational documents, (b) any contract to which the Company is a party or by which any of its assets or properties are bound which involves annual payments to or by the Company in excess of $100,000, (c) any contract to which the Company is a party or by which the Units or Warrants are bound or (d) any judgment, order or decree (collectively, “Judgment”) or statute, law, ordinance, rule, regulation or other requirement imposed by or under the authority of any Governmental Entity (collectively, “Applicable Law”), applicable to the Company or its assets or properties or all or any portion of the Units or Warrants. No consent, approval or authorization of, or registration, qualification, declaration or filing with, or notice to, any federal, state, local or foreign court of competent jurisdiction, government, governmental agency, authority, instrumentality or regulatory body (including without limitation, any applicable Consent by or registration, declaration or filing with, the FAA or the TSA) (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 3.4   Title to the Units and Warrants. Upon payment of their applicable purchase price at each applicable Closing (and in the case of the Initial Closing, the release of the Escrow Amount to the Company as described in Section 2.2) and satisfaction of the conditions set forth in Article V, each Purchaser will receive good, valid and legal title to, and beneficial ownership of, their respective Units and, if applicable, the Lead Investor Warrants, free and clear of all liens.

Section 3.5   Capitalization. The authorized and outstanding capital of the Company consists, immediately prior to the Initial Closing, is set forth in Schedule 3.5. Other than as provided for in the Operating Agreement and Schedule 3.5, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any units or any securities convertible into or exchangeable for units of the Company. The Company has obtained valid waivers of any rights by others to purchase any of the Units issued or to be issued under this Agreement.

Section 3.6    Subsidiaries. Except as set forth on Schedule 3.6, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Each entity listed in Schedule 3.6 is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted. Each entity listed in Schedule 3.6 is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Except as set forth on Schedule 3.6, the Company, or a wholly-owned subsidiary of the Company, owns 100% of the stock, membership interests or other equity instruments issued by such entity and there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from any such entity any units or any securities convertible into or exchangeable for units of or any other equity securities or other instruments convertible into equity interests of such entity.

Section 3.7   Proceedings There are not any (a) outstanding Judgments against the Company, any of its subsidiaries or any of their respective officers, directors or Key Employees, in each case in their capacities as such or, to the Knowledge of the Company, which Actions would materially adversely impact the reputation or goodwill of the Company or any such subsidiary, (b) Actions pending or, to the Knowledge of the Company, threatened against the Company, any of its subsidiaries or any of their respective officers, directors or Key Employees, in each case in their capacities as such or, to the Knowledge of the Company, which Actions would materially adversely impact the reputation or goodwill of the Company or any such subsidiary or (c) investigations by any Governmental Entity that are pending or, to the Knowledge of the Company, threatened against the Company, any of its subsidiaries or any of their respective officers, directors or Key Employees, in each case in their capacities as such or, to the Knowledge of the Company, which Actions would materially adversely impact the reputation or goodwill of the Company or any such subsidiary. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

Section 3.8    Voting Agreements; Registration Rights. Other than as provided for in the Operating Agreement or the RRA, there are no voting agreements, members’ agreements, proxy agreements, or other agreements in effect with respect to the voting or transfer of any of the units of the Company. Except as provided in the RRA, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

Section 3.9    Intellectual Property.

(a)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company owns and possesses all right, title and interest in and to, or has licenses or other rights to use, all Intellectual Property used or held for use by the Company in the conduct of the business of the Company as currently conducted and as presently proposed to be conducted without any known conflict with, or, to the Knowledge of the Company, infringement of, the rights of others, including prior employees or consultants.

(b)    Except as set forth on Schedule 3.9(b), the Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any Intellectual Property rights of any other Person. To the Knowledge of the Company, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any Intellectual Property rights of any other Person.

(c)    The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(d)    Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(e)    There are no employees or consultants of the Company that own any Intellectual Property rights related to the Company’s business as now conducted and as presently proposed to be conducted. To the Knowledge of the Company, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants.

Section 3.10    Agreements; Actions.

(a)    Except for this Agreement, the Ancillary Agreements, and as set forth on Schedule 3.10(a), there are no agreements, understandings, instruments, contracts or proposed transactions in effect to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000, (ii) the license of any Intellectual Property right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of Intellectual Property rights.

(b)    Other than as set forth on Schedule 3.10(b), the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its units, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $250,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 3.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions in effect involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)    As of the date hereof, no material uncured default, event of default, or breach by the Company exists under any agreement set forth on Schedule 3.10(a) or Schedule 3.10(b), and to the Knowledge of the Company, no facts or circumstances exist that, with the passage of time, will or could constitute a material default, event of default or breach by the Company under any agreement set forth on Schedule 3.10(a) or Schedule 3.10(b).

(d)    Except for indebtedness to be refinanced with the proceeds to be obtained at the Initial Closing from the Debt Financing and the sale of the Preferred Units, in each instance as described in Schedule 3.10(d), the Company is not a guarantor or indemnitor of any indebtedness of any other Person.

Section 3.11  Certain Transactions.

(a)    Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements, (iii) the purchase of units of the Company, in each instance, approved by the Board of Managers of the Company, (iv) this Agreement and the Ancillary Agreements, and (v) the agreements set forth on Schedule 3.11, there are no agreements, understandings or proposed transactions between the Company and any of its managers, officers, directors, consultants or Key Employees, or any affiliate thereof.

(b)    Other than as set forth on Schedule 3.11, the Company is not indebted, directly or indirectly, to any of its managers, officers or employees or to their respective spouses or children or to any affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s managers, officers or employees is owed any sums for accrued but unpaid salary, commissions, and/or bonuses other than any normally recurring weekly salary obligations incurred and unpaid during the month of July 2021. Except as set forth on Schedule 3.11, no manager, officer or employee has any agreement or arrangement with the Company for the payment of any bonus or other cash compensation payable as a result of the signing or consummation of this Series B Financing, the Debt Financing, or the Business Combination. None of the Company’s managers, officers or employees, or any members of their immediate families, or any affiliate of the foregoing are, directly or indirectly, indebted to the Company.

Section 3.12  Property. Other than as set forth on Schedule 3.12, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, except as set forth on Schedule 3.12, the Company is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not and has never owned any real property.

Section 3.13  Financial Statements. The Company has delivered to each Purchaser its audited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2019 and for the fiscal year ended December 31, 2020 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required to be reflected in the Financial Statements under GAAP, which, in all such cases, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.14  Changes. Since the Balance Sheet Date, except as set forth on Schedule 3.14, there has not been:

(a)    any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not had, individually or in the aggregate, a Material Adverse Effect;

(b)    any damage, destruction or loss, whether or not covered by insurance, that has had, individually or in the aggregate, a Material Adverse Effect;

(c)    any waiver or compromise by the Company of a material right or of a material debt owed to it;

(d)    any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which has not had, individually or in the aggregate, a Material Adverse Effect or any claim challenging the validity of any material lease or license held by the Company or otherwise seeking to limit the rights of the Company under any such lease or license;

(e)    any material change to a material contract or agreement by which the Company or any of its assets is bound or subject or any claim relating to any of the real property leased by the Company;

(f)    any material change in any compensation arrangement or agreement with any employee, officer, director, manager or member;

(g)    any resignation or termination of employment of any officer or Key Employee of the Company;

(h)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)    any loans or guarantees made by the Company to or for the benefit of its employees, officers, managers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)    any declaration, setting aside or payment or other distribution in respect of any of the Company’s units, or any direct or indirect redemption, purchase, or other acquisition of any of such units by the Company;

(k)    receipt of notice that there has been a loss of, or material order cancellation by, any material customer of the Company;

(l)    to the Knowledge of the Company, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(m)    any arrangement or commitment by the Company to take any of the foregoing actions.

Section 3.15  Employee Matters.

(a)    To the Knowledge of the Company, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Judgment, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement and the Ancillary Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)    Except as set forth on Schedule 3.15(b), the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)    To the Knowledge of the Company, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any Key Employee. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Schedule 3.15(c)(i) or as required by law, upon termination of the employment of any employees of the Company, no severance or other payments will become due. Except as set forth in Schedule 3.15(c)(ii), the Company has no policy, practice, plan or program of paying severance in connection with the termination of employment services.

(d)    Schedule 3.15(d) sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(e)    The Company has not made any representations regarding future equity incentives to any officer, employee, manager or consultant.

(f)    Each former Key Employee whose employment with the Company has terminated has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment and the Company has no financial or legal obligations to such individual such individual’s heirs.

(g)    The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company. There is no strike or other labor dispute involving the Company pending, or to the Knowledge of the Company, threatened, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor to the Knowledge of the Company is there any labor organization activity involving its employees.

Section 3.16  Tax Returns and Payments. There are no Taxes due and payable by the Company that have not been timely paid. There are no accrued and unpaid Taxes of the Company that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns by any Governmental Entity. The Company has duly and timely filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. The Company has at all times since its formation been treated as a partnership or disregarded entity under Treasury Regulations Section 301.7701-3. The Company has not been advised in writing (i) that any of its returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to its federal, state or local taxes.

Section 3.17  Insurance. The Company has in full force and effect insurance policies concerning such casualties and liabilities as would be reasonable and customary for companies like the Company, reasonably sufficient in amount.

Section 3.18  Confidential Information Agreements. Each current and former employee and consultant of the Company has executed an agreement with the Company regarding confidentiality, proprietary information substantially in the form or forms delivered to the Purchasers or their respective counsel (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. To the Knowledge of the Company, no Key Employees are in violation of his or her Confidential Information Agreement.

Section 3.19  Permits. The Company has all material franchises, permits, licenses, determinations and any similar authority (collectively, the “Licenses and Permits”) necessary for the conduct of its business. The Company is not in default under any of such franchises, permits, licenses or other similar authority. Schedule 3.19(a) lists all material Licenses and Permits held by the Company or its Subsidiaries, and with respect to each licensee name, description of the license and current expiration date. The Licenses and Permits are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is no pending or, to the Company’s knowledge, threatened action by or before any Authority to revoke, suspend, cancel, rescind or modify any Licenses or Permits, and there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by or before any Authority with respect to any of the License or Permits. Each member of the Company Group is in compliance in all respects with the Licenses and Permits applicable to such member, and all applicable laws and the applicable rules, regulations and policies of the issuing Authority. Schedule 3.19(b) lists all material applications, waivers, petitions and requests filed by the Company and its Subsidiaries (the “Pending Applications”) that are pending at any Authority as of the date hereof. To the Company’s knowledge, there are no facts or circumstances relating to the Company or its Subsidiaries that would reasonably be expected to, under applicable law and the existing rules, regulations and policies of the applicable Authority, (i) result in the Authority’s or such authorities’ refusal to grant any of the Pending Applications, or (ii) materially delay obtaining the grants of the Pending Applications.

Section 3.20  Environmental and Safety Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws; and (e) the Company and the Company Subsidiaries have received no notice from any governmental agency of any violation of any Environmental Laws.

Section 3.21  Illegal Payments. Neither the Company nor any of its affiliates or their respective directors, officers, agents or employee (in each case in such capacities) or any other authorized Person acting for or on behalf of the Company, in connection with the operation of the Company’s business has, directly or indirectly, made, paid or received any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, regardless of form, whether in money, property, or services.

Section 3.22  Related Parties. Except as set forth on Schedule 3.22, none of the Company or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

Section 3.23  No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Series B Preferred Units; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any of the Units (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor

Section 3.24  Compliance with Laws. The Company is in compliance in all material respects with and is not in default under or in violation of any Applicable Laws.

Section 3.25  Finders’ Fees. Except as set forth in Schedule 3.25, the Company has not employed any investment banker, broker or finder in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with this Agreement, the Ancillary Agreements or upon consummation of the transactions contemplated hereby or thereby.

Section 3.26  Disclosure. The Company has made available to the Purchasers all the information that the Purchasers have requested for deciding whether to acquire the Units (and, if applicable, the Warrants), including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement and no certificate furnished or to be furnished to the Purchasers at any Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan and the Purchasers acknowledge that the Company has no obligation to update any information contained in the Business Plan subsequent to the date of the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows:

Section 4.1   Organization and Standing. The Purchaser is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted.

Section 4.2    Authority; Execution and Delivery; Enforceability. The Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions. The Purchaser has taken all actions required to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the Transactions. When executed and delivered by the Purchaser this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its respective terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 4.3   No Conflicts or Violations; No Consents or Approvals Required. The execution and delivery by the Purchaser of this Agreement do not, the execution and delivery by the Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions will not, with or without the passage of time and giving of notice, conflict with, or result in any breach of or constitute a default under any provision of (a) the organizational documents of the Purchaser, (b) any contract to which the Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (c) any Judgment against or Applicable Law to the Purchaser or any of its subsidiaries or their respective properties or assets, except, in the case of clauses (b) and (c), as would not reasonably be expected to prevent, delay or impair the Purchaser from consummating the Transactions. No consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 4.4    Proceedings. Except as would not reasonably be expected to prevent, delay or impair the Purchaser from consummating the Transactions, there are not any (a) outstanding Judgments against the Purchaser or any of its subsidiaries, (b) Actions pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its subsidiaries.

Section 4.5   Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Units (and, if applicable, Warrants) to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement, arrangement or understanding with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units (or, if applicable, the Warrants). The Purchaser has not been formed for the specific purpose of acquiring the Units (and, if applicable, the Warrants).

Section 4.6   Disclosure of Information. The Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Units (and, if applicable, the Warrants) and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III or the right of the Purchasers to rely thereon.

Section 4.7   Restricted Securities. The Purchaser understands that the Units (and, if applicable, the Warrants and the Common Units for which such Warrants are exercisable) have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Units (and, if applicable, the Warrants and the Common Units for which such Warrants are exercisable) are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Units (and, if applicable, the Warrants and the Common Units for which such Warrants are exercisable) indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Units (and, if applicable, the Warrants and the Common Units for which such Warrants are exercisable) for resale except as set forth in the Operating Agreement or the RRA. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Units (and, if applicable, the Warrants and the Common Units for which such Warrants are exercisable), and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

Section 4.8    No Public Market. The Purchaser understands that no public market now exists for the Units (and, if applicable, the Warrants and the Common Units for which such Warrants are exercisable), and that the Company has made no assurances that a public market will ever exist for the Units (and, if applicable, the Warrants and the Common Units for which such Warrants are exercisable).

Section 4.9    Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.10 No General Solicitation. The Units (and, if applicable, the Warrants) were not offered or sold to the Purchaser by means of, and the Purchaser is not purchasing the Units (and, if applicable, the Warrants) in reliance on, any form of general solicitation or general advertising, and the Purchaser (i) did not receive or review any advertisement, article, notice or other communication published in a newspaper, magazine or similar media or broadcast over television or radio, either closed circuit or generally available; and (ii) did not attend any seminar, meeting or industry investor conference any of whose attendees were invited by general solicitation or general advertising, and is not otherwise relying on any communication that the Purchaser has reason to know was presented at such a meeting or conference.

ARTICLE V
OTHER AGREEMENTS

Section 5.1   Interim Operations. Except as otherwise permitted or required by this Agreement, required by law or approved in writing by BOC YAC Funding LLC (such approval not to be unreasonably withheld, conditioned or delayed) after the date hereof and prior to the Initial Closing, the Company shall use its reasonable best efforts to conduct its business in all material respects in the ordinary course.

Section 5.2   Alternative Equity Financing. If an Alternative Equity Financing occurs during the Warrant Issuance Period, then the Company shall issue to BOC YAC Funding LLC Alternative Equity Financing Warrants within fifteen (15) days following the initial closing of such Alternative Equity Financing. For purposes of this Section 5.2, (a) “Alternative Equity Financing” means the Company raising, or receiving binding commitments to fund, a total of $250,000,000 or more in equity or convertible debt financing, in one or more related or unrelated transactions, from persons other than BOC YAC Funding LLC or its affiliates (and excluding the sale of the Units in any Closing); and (b) “Warrant Issuance Period” means the period beginning on the date of the Initial Closing and ending on the earliest of: (i) the one-year anniversary of the date of the date hereof, (ii) Yellowstone Acquisition Company entering into an agreement in respect of, or announcing, a business combination with a Person other than the Company in lieu of proceeding with a business combination with the Company, (iii) the closing of a merger or other business combination involving a special purpose acquisition company (including through an Up-C structure) listed on the New York Stock Exchange or NASDAQ Stock Market involving the Company and Yellowstone Acquisition Company or other special purpose acquisition company sponsored by Boston Omaha Corporation or any affiliate of Boston Omaha Corporation (a “Yellowstone SPAC Merger”), and (iv) if the Business Combination Agreement or a merger agreement or other definitive business combination agreement with respect to a Yellowstone SPAC Merger is entered into, the termination or expiration of such agreement for any reason other than a material and willful breach by the Company or the determination of the Company to accept a superior proposal or otherwise not approve the business combination. Upon the issuance of the Alternative Equity Financing Warrants, the Company shall update its books and records (including the Schedule of Members in the Operating Agreement) to reflect the issuance and delivery of such Alternative Equity Financing Warrants to BOC YAC Funding LLC. The provisions of this Section 5.3 shall survive any termination of this Agreement.

Section 5.3   Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Transactions abandoned at any time prior to the Initial Closing: (a) by mutual written consent of Boston Omaha and the Company; or (b) by either BOC YAC Funding LLC or the Company immediately upon written notice to the other if the Initial Closing shall not have occurred on or before October 31, 2021; provided, however, the right to terminate this Agreement pursuant to this Section 5.3 shall not be available to BOC YAC Funding LLC or the Company if such party’s action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Initial Closing to have occurred on or before such date.

Section 5.4   Use of Proceeds. The Company shall apply the Escrow Amount proceeds from the sale of the Units hereunder towards funding of the amounts required to be funded in connection with the Bond Financing and for general working capital purposes and growth initiatives, and shall not use such proceeds to (a) repurchase any Units from any Member, (b) pay any deferred compensation owed to any director or officer, or (c) otherwise repay any amounts owed to any managers, officers or affiliates outside the ordinary course of business.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1   Conditions to Obligation of the Purchasers. The obligations of each Purchaser under Section 2.1 with respect to each Closing at which such Purchaser purchases any Units (and, if applicable, Lead Investor Warrants) hereunder are subject to the fulfillment on or before such Closing of the following condition unless otherwise waived, the waiver of which shall not be effective against any Purchaser who does not consent thereto:

(a)    Debt Financing. The closing of the Debt Financing shall have occurred concurrently with the Initial Closing.

Section 6.2   Conditions to Obligation of the Company. The obligations of the Company to issue Units (and, as applicable, Lead Investor Warrants) to BOC YAC Funding LLC and any other Purchaser with respect to each Closing at which such Purchaser purchases any Units (and, if applicable, Lead Investor Warrants) hereunder are subject to the fulfillment on or before the applicable Closing of the following condition by such Purchaser:

(a)    Payment of Purchase Price. The Purchaser shall have delivered to the Company the purchase price specified in Section 2.1(b) for the number of Units set forth opposite the Purchaser’s name on Exhibit A hereto (except that in the case of the Initial Closing, the Escrow Amount shall have been released to the Company as described in Section 2.2).

Section 6.3    Frustration of Closing Conditions. None of the Purchasers or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its best efforts to cause the Closing to occur, as required hereby.

ARTICLE VII
MISCELLANEOUS

Section 7.1   Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

Section 7.2    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the Company, and any assignment without such consent shall be null and void. Subject to the preceding sentence, but without relieving any party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 7.3    Expenses. Each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party. Notwithstanding the foregoing, at the Initial Closing (and subject thereto), the Company shall pay, in an amount not to exceed, in the aggregate, $75,000, (i) first, BOC YAC Funding LLC’s legal counsel fees and expenses in connection with the Transactions, and (ii) second, to the extent any such reimbursable funds remain, the costs for the preparation and negotiation of any documents among the Purchasers acquiring Units at the Initial Closing.

Section 7.4   Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail with confirmation of transmission by the transmitting equipment (or the first Business Day following such transmission if the date of transmission is not a Business Day), or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below or as set forth on Exhibit A (or to such other address or individual as a party may designate by notice to the other parties):

If to the Company:

Sky Harbour LLC

136 Tower Road, Hangar M, Suite 205

Westchester County Airport

White Plains, NY 10604

Attn: Tal Keinan

Email: tkeinan@skyharbour.group

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

United States

Attn: Mitchell S. Presser; Omar E. Pringle

E-mail: mpresser@mofo.com; opringle@mofo.com

Section 7.5    Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.6    Integrated Contract; Exhibits and Schedules. This Agreement, including the Disclosure Schedule and Exhibits hereto, and the Ancillary Agreements, including the schedules and exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the Transactions other than those set forth herein or in an Ancillary Agreement or in any other document required to be executed and delivered hereunder or thereunder. In the event of any conflict between the provisions of this Agreement (including the Disclosure Schedule and Exhibits hereto), on the one hand, and the provisions of the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

Section 7.7   Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement (including the taking of such actions as are required of a party hereunder to consummate the Transactions), prior to, at and following the Closing. No party will oppose the granting of such relief, and each party shall waive any requirement for the security or posting of any bond in connection with such relief.

Section 7.8   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 7.9    Governing Law. The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the Transactions, including validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 7.10  Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties knowingly, voluntarily and irrevocably submits to the jurisdiction of the federal courts of New York County, New York and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.4.

Section 7.11 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 7.12  Amendments. Subject to Article VI, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Units purchased hereunder. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Units purchased under this Agreement at the time outstanding, each future holder of all such Units, and the Company. Notwithstanding the foregoing, if any such amendment or waiver would adversely and disproportionately affect any Purchaser in a manner different than the Purchaser voting in favor thereof, for a reason other than a difference in the amount or percentage of Units beneficially owned by such Purchaser, such amendment or waiver will also require the prior written approval of the holders of a majority of the Units purchased by the Purchaser(s) so adversely and disproportionately affected.

[intentionally left blank - signatures are on the following page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SKY HARBOUR LLC

By:	/s/ Tal Keinan
Name:	Tal Keinan
Title:	Chief Executive Officer

[Signature Page to Series B Preferred Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BOC YAC FUNDING LLC

By:	/s/ Alex B. Rozek
Name:	Alex B. Rozek
Title:	President

[Signature Page to Series B Preferred Unit Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement solely for the purpose of Section 2.1(a)(i) and Section 2.3(c)(iii) as of the date first written above.

YELLOWSTONE ACQUISITION COMPANY

By:	/s/ Alex B. Rozek
Name:	Alex B. Rozek
Title:	President

[Signature Page to Series B Preferred Unit Purchase Agreement]

EXHIBIT A

Schedule of Purchasers

PURCHASER NAME & NOTICE ADDRESS	AMOUNT	NUMBER OF PREFERRED UNITS & TYPE	NUMBER OF LEAD INVESTOR WARRANTS
BOC YAC Funding LLC 1601 Dodge Street, Suite 3300 Omaha, Nebraska 68102	$55,000,000.00	8.049 Series B Preferred	804.9

EXHIBIT B

Form of Alternative Equity Financing Warrant

EXHIBIT C

Form of Lead Investor Warrant

EXHIBIT D

Form of Operating Agreement

EXHIBIT E

Form of RRA

EXHIBIT F

Form of Escrow Agreement